Exhibit 10.2

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT is entered into as of the 8th day of May, 2008, by and between Mark S. Klein, having an address at 228 Grant Avenue, Totowa, NJ 07512 (the “Employee”) and Delaware American Motorcycles, Inc., a Nevada corporation having an address for the purpose of this Agreement at 52-66 Iowa Avenue, Paterson, NJ 07503 (the “Employer”).

I.        EMPLOYMENT

          Employer employs Employee, and Employee accepts employment with Employer, on the terms and conditions set forth in this Agreement.

II.      TERM OF EMPLOYMENT

          2.1      Effective Date and Term; Renewal

                    (a)       This Agreement shall be effective on May 8, 2008 (the “Effective Date”) and shall continue in full force and effect for an “Initial Term” of two (2) years, unless until terminated by either party in accordance with the Section 2.2 below.

                    (b)        This Agreement shall automatically be renewed for successive one (1) year “Renewal Terms” terms unless either party gives written notice of termination at least one hundred twenty (120) days before the expiration of the Initial Term or the then applicable Renewal Term.

          2.2      Rights of Parties to Terminate

                    (a)       During the first year of this Agreement neither party may terminate this Agreement other than for “Gross Neglect of Duties” (as defined below); and

                    (b)       At any time after the first year, this Agreement may be terminated only for “Good Cause” (as defined below).

          2.2      Manner of Termination

          Termination of this Agreement shall he made by providing two (2) weeks’ written notice to the other party of a party’s intent to terminate; provided that if Employee terminates this Agreement, Employer may at its option require Employee to immediately vacate Employer’s premises without affecting Employee’s rights to receive compensation during said 2-week notice period.

          2.3   Definition of “Gross Neglect of Duties”

          The term “Gross Neglect of Duties” shall mean:

                    (a)       Employee’s abandoning of his job duties for a period exceeding one (1) week (other than by reason of vacation or approved leave of absence; or

                    (b)       Employee engaging in any act of dishonesty or moral turpitude which causes or results in adverse economic or financial consequences to the Employer (including, but not limited to, theft, embezzlement, conversion or similar taking of Employer’s funds or assets, fraud involving Employer’s business, engaging in bribery or kick-back schemes with Employer’s customers, government officials or the like, and similar such practices),

          2.4       Definition of  “Good Cause”:

          The term “Good Cause” shall mean:

                    (a)       an act which would constitute Gross Neglect of Duties;

                    (b)       gross negligence in the performance of employee’s duties (defined as conduct or lack of conduct which is devoid of the slightest amount of care and diligence);

                    (c)       unauthorized and non-arm’s length self-dealing with the Company;

                    (d)       any act of moral turpitude which could cause disrepute to the Employer even though not affecting Employer’s economic or financial condition, Employee’s absence from work for any reason whatsoever (including illness or any other incapacity) for more than four (4) consecutive weeks; or

                    (e)       any violation of the Employer’s policies and procedures as may be adopted by Employer from time to time, if such violation expressly provides for termination of employment in such policies and procedures.

III.    TITLE AND DUTIES; FULL TIME EFFORTS

          3.1      Title and Duties

          Employee shall be employed as the General Manager of the Employer and shall perform such tasks and duties as may be assigned by Employer from time to time. At all times Employee shall follow all of Employers legal instructions and directions and shall abide by all of Employers rules and procedures in force from time to time while employed.

          3.2      Full Time Requirement

          Employee shall devote his full time, attention, skill and efforts to the tasks and duties assigned by Employer. Without the prior written consent of Employer, Employee shall not provide services, for compensation, to any other person or business entity while employed by Employer.

          3.3      Employee to be based in New Jersey

          Notwithstanding Section 3.1, the Employee shall be based in New Jersey and shall not be required to move to another New Jersey location of the business of the Company which is more than twenty-five (25) miles from Paterson, New Jersey.

IV.    COMPENSATION

          4.1      Base Compensation. As compensation for all services to be rendered by Employee to Employer, Employee shall be paid a salary at the rate of Ninety Six Thousand Dollars ($96,000) per annum. Said salary shall be payable in accordance with Employer’s standard procedures. Employer shall withhold from any amounts payable as compensation all federal, state, municipal or other taxes as are required by any law, regulation or ruling.

          4.2      Bonus. As an inducement for Employee to agree to become employed by Employer, Employer hereby agrees to pay Employee a one-time sign-on bonus in the amount of Four Hundred Forty-Six Thousand Dollars ($446,000) (the “Bonus”), payable and earned as follows:

                    (a)       On the first day of each month during term hereof, Employer shall pay Employee an amount equal to One Thousand Nine Hundred Seventy-Five Dollars ($1,975.00), which bonus payment shall be deemed earned by Employee upon the due date of each such payment;

                    (b)       Upon the date on which Consolidated Working Capital (as hereinafter defined) equals or exceeds One Million Dollars ($1,000,000), Employer shall pay Employee an amount equal to One Hundred Fifteen Thousand Dollars ($115,000) less the aggregate amount of all installments of the Bonus paid under Section 4.2 (a), which bonus payment shall be deemed earned by Employee upon the due date of such payment;

                    (c)       Upon the date on which Consolidated Working Capital (as hereinafter defined) equals or exceeds Two Million Dollars ($2,000,000), Employer shall pay Employee an amount equal to Two Hundred Thirty Thousand Dollars ($230,000) less the aggregate amount of all installments of the Bonus paid under Sections 4.2 (a) and (b), which bonus payment shall be deemed earned by Employee upon the due date of such payment; and

                    (d)       Upon the date on which Consolidated Working Capital (as hereinafter defined) equals or exceeds Three Million Dollars ($3,000,000), Employer shall pay Employee an amount equal to Four Hundred Forty-Six Thousand Dollars ($446,000) less the aggregate amount of all installments of the Bonus paid under Sections 4.2 (a), (b) and (c), which bonus payment shall be deemed earned by Employee upon the due date of such payment.  For purposes of the preceding sentence, the term “Consolidated Working Capital” shall mean the net difference of Employer’s and its parent company’s consolidated current assets minus consolidated current liabilities measured on a GAAP basis.

          4.3      Adjustment of Salary

          Employee understands and agrees that after the first year Employee’s salary may be adjusted by Employer prospectively, and at its sole discretion from time to time, without affecting the remaining terms of this Agreement.

          4.4      No other compensation obligation of Employer

          Employee understands and agrees that any other compensation that may be paid to Employee for services rendered, or to be rendered, (whether by way of any incentive payment, opportunity to acquire stock or any other form of additional compensation) shall rest in the sole discretion of Employer.

V.      REIMBURSEMENT FOR EXPENSES.

          5.1      In General

          Employee may incur reasonable business expenses for performing his duties hereunder and promoting the business of Employer; provided, however, that any expense (or group of expenses regarding the same matter) in excess of Five Hundred Dollars ($500.00) must first be pre-approved by Employer.

          5.2      Receipts and Payments

          Employee shall maintain receipts for all such business expenses and shall submit an itemization of business expenses incurred, together with any receipts so maintained, to Employer within thirty (30) days after incurring said expense; and Employer agrees to fully reimburse Employee for all permitted and pre-approved expenses within two (2) weeks of submission of said expense report.

VI.     BENEFITS.

          Employee shall be entitled to participate in all group insurance, qualified pension, hospitalization, medical health and accident, disability or similar plans or programs which Employer regularly offers to employees similarly situated to Employee. In the event that any such benefit Employer provides from time to time is discontinued for any reason, Employee acknowledges and agrees that he will thereafter have no further right to such benefit.

VII.   VACATION; DAYS OFF.

          7.1      Vacation

          Employee shall be entitled to paid vacation of four (4) weeks per calendar year during the first year of this Agreement, and shall be entitled to an additional one (1) week vacation for each additional year during which Employee is employed hereunder, not to exceed eight (8) weeks per annum.

          7.2      Time Off

          Employee shall additionally be entitled to two (2) weeks time off during each calendar year, with pay, for any reason whatsoever, which shall be used for sick-time, personal time off or any other reason desired by Employee.

          7.3      Holidays

          Employee shall also be entitled to time off with pay, for all holidays approved by the Employer for all employees, as determined from time to time by Employer.

          7.4      No Carry-forward of Unused Time

          All time off (including vacation, sick time, holidays, etc.) which are not used as of December 31 each year shall expire and may not he accumulated and used in subsequent years; and Employee shall not be entitled to any compensation for any such unused time off.

VIII.   PROPERTY RIGHTS; DUTY TO DISCLOSE

          Employee hereby acknowledges and agrees to be bound by the provisions of the Employers “Non-Disclosure/Assignment Agreement” attached hereto as Exhibit A and made a part hereof by this reference as though set forth in full herein. The provisions of Exhibit A shall survive any termination of this Agreement.

IX.     NONSOLICITATION OF EMPLOYEES

          Employee specifically agrees that during the term of this Agreement and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, either for himself or for any other person, firm, corporation or other legal entity, solicit any then employee of Employer to leave the employment of Employer.

X.       NO ASSIGNMENT BY EMPLOYEE; BINDING EFFECT

          This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on the heirs, executors, administrators, personal representatives, successors and assigns of Employee and Employer.

XI.     GOVERNING LAW; JURISDICTION AND VENUE FOR LITIGATION

          11.1       Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (other than the choice of law principles thereof).

          11.2       Jurisdiction and Venue

          The parties agree that all disputes arising from this Agreement shall be exclusively adjudicated in, and hereby submit to the exclusive jurisdiction of, the state courts situated in the County of Passaic or the United States District Court located in Newark, New Jersey.

XII.    NOTICES

          All notices or other communications provided for by this Agreement shall be made in writing and shall be deemed properly delivered when (i) delivered personally or (ii) by the mailing of such notice by registered or certified mail, postage prepaid, to the parties at the addresses set forth on the signature page of this Agreement (or to such other address as one party designates to the other in writing).

XIII.   ENTIRE AGREEMENT AND WAIVER

          13.1       Entire Agreement

          This Agreement is the entire agreement between the parties relating to Employee’s employment. It supersedes all prior agreements, arrangements, negotiations and understandings related thereto.

          13.2       Waivers

                       (a)       No waiver of any term, provision or condition of this Agreement shall be deemed to be, or shall constitute, a waiver of any other condition herein, whether or not similar.

                       (b)       No such waiver shall be binding unless in writing and signed by the waiving party.

XIV.   AMENDMENTS

          No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless evidenced in writing executed by the parties hereto.

XV.    COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XVI.   REFORMATION/SEVERABILITY

          If any provision of this Agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

XVII.  ACKNOWLEDGMENT BY EMPLOYEE

          After carefully reading and considering the foregoing provisions and Exhibit A, Employee has voluntarily signed this Agreement on as of the date first above written.

DELAWARE AMERICAN MOTORS, INC.

By:/s/ MARK S. KLEIN
Title: President

/s/ MARK S. KLEIN
Mark S. Klein, an individual

EXHIBIT A

NON-DISCLOSURE/ASSIGNMENT AGREEMENT

Mark S. Klein (“Employee”) is employed, or is being hired, by Delaware American Motorcycles, Inc., a Nevada corporation (“the Company”) and may learn, or has learned, information which the Company keeps secret from its competitors and others. As a condition of employment or continued employment, Employee agrees to the terms of this Agreement.

I.   PROPRIETARY INFORMATION DEFINED

The Term “Proprietary Information” means the following classes of information relating to the Company’s business:

(A)       Trade secrets and other proprietary and confidential information which are owned by the Company and which have to do with:

(1)	the operation of the Company’s business, consisting, for example, and not intending to be inclusive, of its lists or other identifications of clients or prospective clients of the Company (and key individuals employed or engaged by such clients or prospective clients), the nature and type of services rendered to such clients (or proposed to be rendered to prospective clients), fees charged or to be charged, proposals, inventions, methodologies, algorithms, formulae, processes, compilations of information, form and content of data bases, designs, drawings, models, equipment, results of research proposals, job notes, reports, records, specifications, software, firmware and procedures used in, or related to, the Company’s products; and

(2)	the Company’s relations with its employees, including without limitation, salaries, job classifications and skill levels;

(B)       Financial, sales and marketing data compiled by the Company as well as the Company’s financial, sales and marketing plans and strategies, customer lists and nonpublic pricing;

(C)       All ideas, concepts, information and written material about a client disclosed to Employee by the Company, or acquired from a client of the Company, and all financial, accounting, statistical, personnel and business data and plans of clients, are and shall remain the sole and exclusive property and proprietary information of the Company, or said client; and

(D)       Any other information designated by the Company to be confidential, secret and/or proprietary.

II.        OBLIGATION TO KEEP CONFIDENTIAL

Employee acknowledges and agrees that all Proprietary Information that comes into Employee’s possession (including any information originated or developed by Employee while employed by the Company) is secret and is the exclusive property of the Company. Employee agrees to use the Proprietary Information only in connection with Employee’s work for the Company. Employee agrees, while employed with the Company and thereafter, to hold the Proprietary information in confidence and agrees not to disclose or reveal, in any matter, any Proprietary Information to any person or entity.

III.       RETURN OF IN FORMATION

Employee agrees, upon request of the Company or upon leaving the employ of the Company, to return promptly to the Company the original and all copies of any documents, reports, notes or other materials incorporating or reflecting, in any way, any Proprietary Information in the possession or under the control of Employee.

IV.       INVENTION BELONGS TO THE COMPANY

4.1       Employee acknowledges and agrees that any inventions, discoveries or improvements which Employee has conceived or made or may conceive or make during Employee’s employment with the Company, whether made individually or jointly with others, which:

(1)	relate or pertain to, or are in any way connected with, the systems, products, apparatus or methods utilized, or are the subject of research or development (actual or anticipated) by the Company: or

(2)	utilize equipment, supplies, facilities or Proprietary Information belonging to the Company (collectively the “Inventions”) shall be the sole exclusive property of the Company and the Inventions shall be deemed to be works for hire.

4.2       Employee agrees to make prompt and full disclosure to the Company of all inventions, discoveries or improvements made by Employee during the term of the Agreement, solely or jointly with others, whether or not such invention, discovery or improvement will actually become the property of the Company pursuant to this Agreement. Employee agrees to make such disclosures with the understanding and the agreement of the Company that, as to any invention, discovery or improvement to which the Company is not entitled, the Company and that such disclosed will be received and held strictly in confidence by the Company and that such disclosure is for the sole purpose of determining whether or not rights to such invention, discovery or improvement is the property of the Company.

4.3       To the extent Employee would be deemed to be an owner of any of the rights in the Invention, Employee hereby assigns to the Company all such rights in the Inventions. Employee hereby agrees to execute and sign any and all applications, assignments or other instruments which the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute and obtain letters of patent, trademarks, copyright or other legal protections in the United States or foreign countries for the Inventions, or in order to assign or convey to or vest in the COMPANY the sole and exclusive right, title and interest in and to the Inventions.

4.4       The obligations contained in this Paragraph 4, except for the requirements as to disclosure, do not apply to any rights Employee may have acquired in connection with an invention, discovery or improvement for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee’s own time, and provided that such invention, discovery or improvement does not: (i) relate directly or indirectly to the business of the Company or to the Company’s actual or demonstrable anticipated research or development; and (ii) result from any work performed by Employee for, or on behalf of, the Company.

V.        INJUNCTIVE RELIEF

Employee acknowledges and agrees that, because any use or disclosure of the Company’s Proprietary Information other than for the Company’s benefit and without the Company’s prior written consent would cause irreparable injury to the Company, in addition to any other remedies available, will be entitled to obtain an injunction to enforce the provisions of this Agreement.

VI.   REFORMATION/SEVERABILITY

If any provision of this agreement is declared invalid by any tribunal, then such provision shall be deemed automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though such provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

VII:    POLICY STATEMENT AGAINST THE USE OF TRADE SECRETS OF OTHERS

It is the practice and policy of Company not to use the trade secrets of others. Thus, Employee should not use any information which any prior employer identified specifically as a trade secret or as Proprietary Information. However, Employee is not required to maintain the confidentiality of any information which is:

(1)	known to Employee prior to the disclosure by the prior employer; or

(2)	known, or becomes known, to third parties knowledgeable in the industry without the fault or negligence of Employee; or

(3)	subsequently rightly received from a third party without restrictions regarding the secrecy or confidentiality; or

(4)	independently developed by Employee or by Employee without recourse to the “trade secret” of another; or

(5)	furnished by a prior employer to a third party without restriction or obligation to maintain the secrecy or the confidentiality of such information; or

(6)	approved for release by the owner of the ‘trade secret’ information.

Employee acknowledges that I have read and understood the above terms and conditions and agree to be bound thereby. In addition, I acknowledge a receipt of a copy of this Agreement.

_______________________________________                  ______________________________
Mark S. Klein                                                                          Date:                     , 2008